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Guided Therapeutics, Inc. and Konica Minolta Extend Agreement to Expand Cancer Detection Technology

NORCROSS, GA (October 30, 2008) - Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP) and Konica Minolta Opto, Inc. (KMOT) of Tokyo, today announced that the two companies have extended an option to license and no shop agreement to co-develop certain of GT's non-invasive technologies.

GT and KMOT expect to negotiate, and then sign, a definitive development agreement within approximately six months. A major focus of the agreement is expected to include jointly adapting GT's LightTouch™ non-invasive cervical cancer detection technology to lung and biliary cancer detection products. Both companies believe early detection of these serious diseases is a major global concern. According to the World Health Organization, lung cancer is the most prevalent and deadliest cancer, with 1.2 million new cases reported annually.

"We view the extension of this agreement as a further validation of our platform cancer detection technology and its market potential," said Mark L. Faupel, Ph.D., President and CEO of GT. "As we focus on bringing the cervical cancer detection product to market, we are fortunate to have such an excellent partner to enhance our product pipeline."

"We wish to improve quality of life for potential lung and biliary cancer patients, and believe that this technology is important for early detection of these diseases, when they can be most effectively treated," said Akira Suzuki, General Manager, Business Strategy Department for KMOT.

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. The company recently completed subject enrollment in its pivotal clinical trial required to submit a premarket application with the U.S. Food and Drug Administration. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are available immediately. GT also owns technology for measuring substances in interstitial fluid, a secondary circulatory system in the body that surrounds the cells. For more information, visit GT's web site at www.guidedtherapeutics.com.

About Konica Minolta Opto

Konica Minolta Opto, Inc. was inaugurated on October 1, 2003, following the integration of the former Konica Opto Corporation and the optics division parented by the optical system operations of the former Minolta Co., Ltd. Our scope of business can be roughly divided into two categories: optical product development centered on our proprietary, cutting-edge optical technology; and the development and manufacturing of electronic components, including triacetyl-cellulose (TAC) films for use in LCD polarizing plates and glass dry plates used for production of shadow masks. Visit www.konicaminolta.com/opt/index.html for more information.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device and interstitial fluid measuring technology are investigational devices and are limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in Guided Therapeutics's reports filed with the SEC, including Guided Therapeutics's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and subsequent quarterly reports.